Exhibit 10(xii)

MANAGEMENT INCENTIVE COMPENSATION PLAN – FISCAL YEAR 2006

PURPOSE

The purpose of the Plan is to provide an incentive for extraordinary performance by management who, individually and collectively as a management team, have the greatest influence over the financial success of the Bank.

In addition to its primary purpose, the Plan is designed to accomplish other important objectives of the Bank including: fostering teamwork and cooperation among management; helping to retain and encourage commitment on the part of management, and setting high goals and increasing returns to shareholders.

ADMINISTRATION

The Compensation Committee of the Bank’s Board of Directors shall administer the Plan.

PARTICIPANTS

Participation is limited to the President, Executive Vice President, Senior Vice Presidents and Vice Presidents (“officers”).  Participants must be actively employed in this capacity on the date the incentive is paid to be eligible to receive the full award.  Those participants who are no longer officers on the date the incentive is paid, may be eligible for a partial award, depending upon the circumstances.  Those participants promoted into this category during the fiscal year may receive a pro-rated amount of any incentive compensation awarded.

BANK PERFORMANCE GOALS

Performance goals to be determined by the Compensation Committee of the Board of Directors.

CALCULATION OF INCENTIVE AWARDS

Incentive compensation awards are calculated based on the attainment of various goals.  For fiscal year 06, the goals and incentives are as follows:

A 10% growth in EPS would mean a bonus of 5% of salary.
ROA of at least 1.5% would be an additional 5% of salary.
ROE of at least 15% would increase the bonus by another 5% of salary.
The maximum bonus would be 15% of salary.

NOT AN EMPLOYMENT CONTRACT

Nothing contained in the Plan shall give any officer the right to be retained in the employment of the Bank or affect the right of the Bank to dismiss any officer.  The adoption of the Plan shall not constitute a contract between the Bank and any officer.

FINAL REVIEW AND APPROVAL BY COMPENSATION COMMITTEE

The Compensation Committee will review the Bank’s results for the year to determine whether the Plan goals should be adjusted for the purpose of the Management Incentive Plan.  If extraordinary events distort the results, it will be at the Committee’s sole discretion to modify those results to determine whether the bonus should be paid.  The budget will be a gauge in determining what is an extraordinary event.

The Compensation Committee reserves the right to amend or terminate the Plan, should the Bank encounter unforeseen or extraordinary circumstances that impact the financial stability/profitability of the Bank.